FOR IMMEDIATE RELEASE

THE STANLEY WORKS ANNOUNCES ADDITIONAL AUTHORIZATION TO REPURCHASE UP TO 10 MILLION SHARES

Also Completed Repurchase of 2 Million Shares In 4Q07

New Britain, Connecticut, December 12, 2007 ... The Stanley Works (NYSE: SWK) announced today that its Board of Directors has adopted a resolution authorizing the repurchase, from time to time, of up to 10 million shares of the company’s common stock in open market purchases, tender offers and privately negotiated transactions. The company has approximately 80 million common shares outstanding today.

The company also reported that, during the fourth quarter, it repurchased 1.97 million of its common shares in the open market for $100 million, an average price per share of $50.77. On a year-to-date basis, the company has repurchased 3.64 million shares for $200 million, an average price per share of $54.96, virtually completing its prior share authorization.

John F. Lundgren, Chairman and Chief Executive Officer, commented: “Our portfolio transformation strategy through a combination of organic growth and targeted acquisitions, as well as our commitment to upper-tier credit ratings, remain intact. Periodic share repurchases and consistent dividend increases have long been important elements of the total return we deliver to shareholders. This routine repurchase authorization increase affords us continued flexibility going forward.”

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact: Gerry Gould

VP, Investor Relations

(860) 827-3833

ggould@stanleyworks.com

The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.